As filed with the Securities and Exchange Commission on December 9, 2025

Registration No. 333-279338

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-279338

UNDER
THE SECURITIES ACT OF 1933

AKERO THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	81-5266573
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Gateway Boulevard, Suite 350
South San Francisco, CA 94080
(650) 487-6488
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jonathan Young, J.D., Ph.D.
Assistant Treasurer
601 Gateway Boulevard, Suite 350
South San Francisco, CA 94080
(650) 487-6488
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Christopher Comeau
Emily Oldshue
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Akero Therapeutics, Inc. (“Akero” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-279338, originally filed with the SEC on May 10, 2024, relating to the registration of (i) an indeterminate number of the Company’s common stock, par value $0.0001 per share (“Common Stock”), of up to a maximum aggregate offering price of $261,722,722 pursuant to the Open Market Sale Agreement, dated as of March 17, 2023, as amended May 10, 2024, by and between the Company and Jefferies LLC, as sales agent, and (ii) an indeterminate number of Common Stock, preferred stock, par value $0.0001 per share, debt securities, warrants and/or units.

On December 9, 2025 (the “Effective Date”), NN Invest Sub, Inc, a Delaware corporation (“Merger Sub”) and a direct or indirect wholly owned subsidiary of Novo Nordisk A/S, a Danish aktieselskab (“Novo”), completed its merger (the “Merger”) with and into Akero pursuant to the terms of the Agreement and Plan of Merger, dated October 9, 2025 (the “Merger Agreement”), by and among Novo, Merger Sub, and Akero. Akero was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Novo.

As a result of the Merger, Akero has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by Akero in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, Akero hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the Effective Date. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendment, there will be no remaining securities registered by Akero pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 9th day of December, 2025.

AKERO THERAPEUTICS, INC.

By:	/s/ Jonathan Young, J.D., Ph.D.
Name: Jonathan Young, J.D., Ph.D.
Title: Assistant Treasurer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.